Exhibit 24(b)(8.188)

SELLING AND SERVICES AGREEMENT

AND

FUND PARTICIPATION AGREEMENT

         THIS AGREEMENT is made and entered into as of this 10th day of August, 2010 by and between ING Life Insurance and Annuity Company (“ING Life”), ING Institutional Plan Services, LLC (“ING Institutional”), ING Financial Advisers, LLC (“ING Financial”) (collectively, “ING”), Touchstone Securities, Inc. (“Distributor”) and Touchstone Advisors, Inc. ("Advisor"), Distributor and Advisor each acting as agent for the registered open-end management investment companies whose shares are or may be underwritten by Distributor and advised by Advisor (each a “Fund” or collectively the “Funds”).

         WHEREAS, Distributor acts as principal underwriter for the Funds and Advisor acts as investment advisor to the Funds; and

         WHEREAS, ING Life is an insurance company that issues annuity contracts to, and/or provides various recordkeeping and other administrative services to, certain plans under Sections 401, 403(b), 457 or 408 of the Internal Revenue Code of 1986, as amended (“Tax Code”), certain nonqualified deferred compensation arrangements, and custodial accounts under Section 403(b)(7) or 408 of the Tax Code (collectively, “Plans”); and

         WHEREAS, ING Institutional is a limited liability company that provides various recordkeeping and other administrative services to certain Plans; and

         WHEREAS, such Plans may invest in the Funds directly, or alternatively, certain of such Plans may invest in the Funds indirectly through annuity contracts and funding agreements issued by ING Life (the “Contracts”); and

         WHEREAS, ING Life has established and may establish in the future separate accounts for all of its annuity contracts and funding agreements (the “Separate Accounts”) to serve as an investment vehicle for the Contracts; and

         WHEREAS, ING Life will provide various administrative and shareholder services in connection with the investment by the Plans in the Funds or in the Contracts, and ING Institutional will provide various administrative and shareholder services in connection with the investment by the Plans in the Funds; and

         WHEREAS, ING Financial will distribute to Plans shares of the Funds or units of the Separate Accounts that may in turn invest in the Funds;

         NOW, THEREFORE, it is agreed as follows:

1.      Investment of Plan Assets.

(a)    With respect to Plans that invest in the Funds directly, ING Financial represents that it is authorized under the Plans to implement the investment of Plan assets in the name of an appropriately designated nominee of each Plan (“Nominee”) in shares of investment companies or other investment vehicles specified by a sponsor, an investment adviser, an administrative committee, or other fiduciary as designated by a Plan (“Plan Representative”) upon the direction of a Plan participant or beneficiary (“Participant”).  The parties acknowledge and agree that selections of particular investment companies or other investment vehicles are made by Plan Representatives or Participants, who may change their respective selections from time to time in accordance with the terms of the Plan. As of the date of this Agreement, the parties acknowledge that the Nominee shall be ING National Trust, an ING affiliate.

(b)   With respect to Plans that invest in the Funds indirectly through the Contracts, ING Life represents that each of the Separate Accounts is a separate account under Connecticut Insurance law and that it has registered or will register each of the Separate Accounts (except for such Accounts for which no such registration is required) as a unit investment trust under the Investment Company Act of 1940 (the “1940 Act”), to serve as an investment vehicle for the Contracts.  Each Contract provides for the allocation of net amounts received by ING Life to a Separate Account for investment in the shares of one or more specified open-end management investment companies available through that Separate Account as underlying investment media.  Selection of a particular investment management company and changes therein from time to time are made by the Contract owner or Participant, as applicable under a particular Contract.  The parties acknowledge and agree that the Funds offered under this Agreement are retail funds and do not qualify for "look-through" treatment under 26 CFR 1.817-5(f).

2.      Omnibus Account.

         The parties agree that, with respect to each Fund, up to three omnibus accounts may be maintained (the “Account” or collectively, the “Accounts”).  For Plan assets directed for investment directly in the Fund, one Account held in the name of the Nominee may be maintained in connection with Plans for which ING Life shall provide various recordkeeping and other administrative services, and a second Account held in the name of the Nominee may be maintained in connection with Plans for which ING Institutional shall provide various recordkeeping and other administrative services.  Alternatively, one Account held in the name of the Nominee may be maintained in connection with Plans for which both ING Life and ING Institutional shall provide such recordkeeping and administrative services.  An additional Account held in the name of ING Life shall be maintained for those Plan assets directed for investment in the Fund through the Contracts.  ING Institutional, as service agent for Plans, or ING Life, as service agent for Plans or issuer of the Contracts, shall facilitate purchase and sale transactions with respect to the Accounts in accordance with the Agreement.

3.      Services to be Performed by ING.

         ING may be responsible for performing shareholder account servicing functions, which shall include without limitation:

(a)        making the funds available under the Contracts or other arrangements offered by ING;

(b)        assisting in processing customer purchase and redemption requests;

(c)        answering customer inquiries regarding account status and history;

(d)       assisting customers in designating and changing dividend options, account designations and addresses;

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(e)        adopting and maintaining appropriate security measures for identifying customers;

(f)        providing periodic statements showing a customer’s account balances and, to the extent practicable, integration of such information with other customer transactions otherwise effected with or through the ING;

(g)        furnishing (either separately or on an integrated basis with other reports sent to a customer by ING) statements and confirmations of all purchases and redemption requests as may be required by agreement between ING and the customers;

(h)        processing customer purchase and redemption requests for shares and placing  purchase and redemption instructions with the Funds’ transfer agent, including any designee thereof, in the manner described in Section 4 hereof;

(i)         providing subaccounting services and maintaining accurate subaccounting records regarding shares beneficially owned by customers;

(j)         updating customer records to reflect dividend payments;

(k)        transmitting proxy statements, annual and semi-annual reports, the Funds’ then current prospectuses ("Prospectus," and in each case, the “Prospectus”) and other communications from the Funds to customers as may be required by law and by agreement between ING and the customers; and

(l)         providing such other related services upon which the Distributor and ING may mutually agree.

ING shall provide all personnel, facilities and equipment reasonably necessary in order for it to perform the functions described in this paragraph with respect to its Customers.  ING shall exercise reasonable care in performing all such services.  The parties acknowledge and agree that the services performed by ING are not the services of any underwriter or a principal underwriter of any Fund within the meaning of the Securities Act of 1933, as amended (“1933 Act”) or the 1940 Act.

4.      Pricing Information, Orders, Settlement.

         (a) Distributor will make shares available to be purchased by the Nominee or by ING Life, as applicable, on behalf of the Accounts, at the net asset value applicable to each order; provided, however, that the Plans or the Separate Accounts meet the criteria for purchasing shares of the Funds at net asset value as described in the Funds’ Prospectuses.  Fund shares shall be purchased and redeemed on a net basis for such Plans or such Separate Accounts in such quantity and at such time determined by ING or the Nominee to correspond with investment instructions received by ING from Contract owners, Plan Representatives or Participants, provided, however, that the Board of Trustees of the Fund (hereinafter the “Trustees”) may upon reasonable notice to ING, refuse to sell shares of any Funds to any person, or suspend, or terminate the offering of any shares of Funds if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees, acting in good faith and in the best

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interests of the shareholders of the Fund shares and is acting in compliance with their fiduciary obligations under federal and/or any applicable state laws.

ING is authorized to offer and sell the Fund shares according to the terms and conditions of offering set forth in the Prospectuses and statements of additional information ("SAIs") of the Funds.  ING will not make, and will ensure that its Subcontractors (defined in section 8(g) below) do not make, without written authorization from the Distributor or Advisor, any representations concerning the Funds except those contained in the current Prospectuses, SAIs and in sales literature provided by Distributor or Advisor and will not use any other offering materials for the Funds without the prior written consent of the Distributor or Advisor, as provided for in Section 10 of this Agreement.

ING will be responsible for the proper instruction and training of all employees, registered representatives, and other persons supervised by it or its affiliates or its Subcontractors, to ensure that the Funds will be offered and sold in accordance with the terms and conditions of this Agreement and all applicable laws, rules and regulations.

ING will provide, and ensure that its Subcontractors provide, its customers with disclosure of all appropriate facts relating to compensation which may be received in connection with Fund shares, as required by applicable law, and by the applicable rules and regulations of the Financial Industry Regulatory Authority, Inc. ("FINRA").  Such disclosure includes, but are not limited to, confirmations in accordance with the requirements of Rule 10b-10 under the Securities and Exchange Act of 1934.

Distributor shall notify ING of the states or other jurisdictions in which Fund shares are currently available for sale to the public.  As of the date of this Agreement, the Fund represents and warrants that all Fund shares are registered in all states and jurisdictions.  The Distributor shall notify ING on a timely basis if any Fund shares are not registered or should no longer be available for sale.  Distributor shall have no obligation to register or make available Fund shares in any state or other jurisdiction.  Provided it has received adequate notice from the Distributor, ING will not, and will ensure that its Subcontractors do not, offer Fund shares for sale in any state or jurisdiction where such Fund shares may not be legally sold or where ING is not qualified to act as a broker-dealer.

Any purchase of Fund shares at net asset value by ING or its registered representatives, sales agents or Subcontractors is for investment purposes only and not for purposes of resale, except those Fund shares purchased to cover orders already received.  Fund shares purchased for investment may be resold only to the Fund which issued them.  ING will not withhold placing customers’ orders for any Fund shares so as to profit itself as a result of such withholding.  ING shall not purchase any Fund shares from a record holder at a price lower than the net asset value.  This subsection shall not prevent ING or its Subcontractors from selling Fund shares for the account of a record holder to Distributor or the Funds at the net asset value and charging the investor a fair commission for handling the transaction.

         (b)  Distributor agrees to furnish or cause to be furnished to ING Financial for each Fund: (i) confirmed net asset value information as of the close of trading (normally 4:00 p.m., Eastern Time) on the New York Stock Exchange (“Close of Trading”) on each business day that the New York Stock Exchange is open for business (“Business Day”) or at such other time as the net asset value of a Fund is calculated as disclosed in the Prospectus(es) in a format that includes the Fund’s name and the change from the last calculated net asset value, (ii) dividend and capital gains information as it arises, and (iii) in the case of a fixed income fund, the daily accrual or the distribution rate factor.  Distributor shall use its best efforts to provide or cause to be provided to

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ING Financial such information by 6:30 p.m., Eastern Time, but no later than 7:00 p.m. Eastern Time.  In the event the pricing information is not available by 7:00 p.m. Eastern Time, Distributor will communicate to ING the anticipated delivery time for pricing.

         (c)  ING Financial, as agent for the Funds solely for the purposes expressed herein shall receive from Contract owners, Plan Representatives or Participants for acceptance as of the Close of Trading on each Business Day orders for the purchase of shares of the Funds, exchange orders, and redemption requests and redemption directions with respect to shares of the Funds held by the Nominee or by ING Life on behalf of its Separate Accounts (“Instructions”).  In addition, ING Financial shall (i) transmit to Distributor such Instructions no later than 8:00 a.m., Eastern Time on the next following Business Day, and (ii) upon acceptance of any such Instructions, communicate such acceptance to the Contract owners, Plan Representatives or Plan Participants, as appropriate (“Confirmation”).  The Business Day on which such Instructions are received in proper form by ING Financial and time stamped by the Close of Trading will be the date as of which Fund shares shall be deemed purchased, exchanged, or redeemed as a result of such Instructions (“Trade Date”).  Instructions received in proper form by ING Financial and time stamped after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day.  ING Financial agrees that all Instructions received by ING Financial, which will be transmitted to Distributor for processing as of a particular Business Day, will have been received and time stamped prior to the Close of Trading on that Business Day.

         (d)  ING Financial will wire payment, or arrange for payment to be wired, for such purchase orders, in immediately available funds, to a Fund custodial account or accounts designated by Distributor, as soon as possible, but in any event no later than 4:00 p.m., Eastern Time on the Business Day after the Trade Date.

         (e)  Distributor or its designees will wire payment, or arrange for payment to be wired, for redemption orders, in immediately available funds, to an account or accounts designated by ING Financial, as soon as possible, but in any event no later than 4:00 p.m. Eastern Time on the Business Day after the Trade Date.

         (f)  In lieu of applicable provisions set forth in paragraphs 4(c) through 4(e) above, the parties may agree to execute orders and wire payments for purchases and redemptions through National Securities Clearing Corporation’s Fund/SERV System, in which case such activities will be governed by the provisions set forth in Exhibit I to this Agreement. In addition, the parties may also provide pricing information in accordance with Exhibit I.

         (g)  Upon Distributor’s or Advisor's request, ING shall provide copies of historical records relating to transactions between the Funds and the Contract owners, Plan Representatives or Participants investing in such Funds, written communications regarding the Funds to or from such persons, and other materials, in each case, as may reasonably be requested to enable Distributor, Advisor or any other designated entity, including without limitation, auditors, investment advisers, or transfer agents of the Funds to monitor and review the services being provided under this Agreement, or to comply with any request of a governmental body or self-regulatory organization or a shareholder.  ING also agrees that ING will permit Distributor, Advisor or the Funds, or any duly designated representative to have reasonable access to ING’s personnel and records in order to facilitate the monitoring of the quality of the services being provided under this Agreement.

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         (h)  ING shall assume responsibility as herein described for any loss to Distributor, Advisor or to a Fund caused by a cancellation or correction made to an Instruction by a Contract owner, Plan Representative or Participant subsequent to the date as of which such Instruction has been received by ING Financial and originally relayed to Distributor, and ING Financial will immediately pay such loss to Distributor, Advisor or such Fund upon ING Financial’s receipt of written notification, with supporting data.

         (i)  Distributor shall indemnify and hold ING harmless, from the effective date of this Agreement, against any amount ING is required to pay to Contract owners, Plans, Plan Representatives or Participants due to: (i) an incorrect calculation of a Fund’s daily net asset value, dividend rate, or capital gains distribution rate or (ii) incorrect or late reporting of the daily net asset value, dividend rate, or capital gain distribution rate of a Fund, upon written notification by ING, with supporting data, to Distributor.  In addition, the Distributor shall be liable to ING for out of pocket costs incurred by ING in making a Contract owner’s, a Plan’s or a Participant’s account whole, if such costs or expenses are a result of the Fund’s failure to provide timely or correct net asset values, dividend and capital gains or financial information.  If a mistake is caused in supplying such information or confirmations, which results in a reconciliation with incorrect information, the amount required to make a Contract owner’s or a Plan’s or a Participant’s account whole shall be borne by the party providing the incorrect information, regardless of when the error is corrected.

         (j)  Each party shall notify the other of any errors or omissions in any information, including a net asset value and distribution information set forth above, and interruptions in or delay or unavailability of, the means of transmittal of any such information as promptly as possible.  ING Financial and Distributor agree to maintain reasonable errors and omissions insurance coverage commensurate with each party’s respective responsibilities under this Agreement.

5.      Servicing Fees.

            The provision of shareholder and administrative services to Contract owners or to the Plans shall be the responsibility of ING Financial, ING Life, ING Institutional or the Nominee and shall not be the responsibility of Distributor or Advisor.  The Nominee, or ING Life on behalf of its Separate Accounts, will be recognized as the sole shareholder of Fund shares purchased under this Agreement.  It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders.  In consideration of the administrative savings resulting from such arrangement, Distributor or Advisor agrees to pay, or cause an affiliate or its transfer agent to pay, to ING Life or ING Institutional, as appropriate, a servicing fee equal to the basis points specified in Schedule A (attached), based on the average daily value of the total number of Fund shares held in Accounts.  The servicing fee shall be computed daily and paid quarterly in arrears.  Distributor or Advisor will make such payments to ING Life or ING Institutional within thirty (30) days after it receives the Statement (defined below).  If required by a Plan or by applicable law, ING Life or ING Institutional shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such servicing fees, or to use servicing fees it collects from Distributor or Advisor to offset other fees payable by the Plan to ING Life or ING Institutional.

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            As soon as practicable after the end of each quarter, ING shall send Distributor a statement for the preceding quarter of the total quarter end open positions of each Fund as to which the servicing fees are calculated, together with a statement of the amount of the fee (“Statement”). Neither Distributor, Advisor, nor any Fund, shall be liable for or pay any amount with respect to servicing fees for which it was not invoiced by ING that are for periods prior to the four most recent quarterly Statements. In the calculation of the fees, ING's records shall govern unless an error can be shown in the number of open positions used in such calculation

6.      12b-1 Fees.

         To compensate ING Financial for its distribution of Fund shares or administrative services related to Fund shares, Distributor shall make quarterly payments to ING Financial equal to the basis points specified in Schedule A (attached), based on the average daily value of the total number of Fund shares held in Accounts where ING Financial is the broker dealer of record.  The fee shall be computed daily and paid quarterly in arrears.  Distributor will make such payments to ING Financial within thirty (30) days after the end of each calendar quarter.  Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Financial for the quarter and such other supporting data as may be reasonably requested by ING Financial. If required by a Plan or by applicable law, ING Financial shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such 12b-1 fees, or to use 12b-1 fees it collects from Distributor to offset other fees payable by the Plan to ING Financial.  Service Provider shall forward the Distributor or the Fund such information as may be reasonably requested by the Fund or its directors or trustees or by Distributor with respect to 12b-1 fees or shareholder servicing fees paid under this Agreement.

7.         Expenses.

            Distributor or Advisor shall make available for reimbursement certain out-of-pocket expenses ING Life or ING Institutional incurs in connection with providing shareholder services to Contract owners or the Plans.  These expenses include printing costs and actual postage paid by ING Life or ING Institutional in connection with mailing updated Prospectuses, supplements and financial reports to Contract owners or Plan Representatives or Participants for which ING Life or ING Institutional provides shareholder services hereunder, and all costs incurred by ING Life or ING Institutional associated with proxies for the Fund, including proxy preparation, group authorization letters, programming for tabulation and necessary materials (including postage).  Except as otherwise agreed in writing, ING shall bear all other expenses incidental to the performance of the services described herein.  Distributor shall, however, provide ING, or at ING’s request, the Plan, with such sufficient copies of relevant Prospectuses for all Participants making an initial Fund purchase as well as relevant Prospectuses, Prospectus supplements and periodic reports to shareholders, and other material as shall be reasonably requested by ING to disseminate to Plan participants who purchase shares of the Funds.

8.         Termination.

This Agreement shall terminate as to the maintenance of the Account:

            (a)  At the option of ING Life, ING Institutional, ING Financial, Distributor or Advisor upon 120 days advance written notice to the other parties;

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            (b)  At the option of ING Life, ING Institutional or ING Financial, if shares of the Funds are not available for any reason to meet the investment requirements of the Contracts or the Plans; provided, however, that prompt advance notice of election to terminate shall be furnished by the terminating entity;

            (c)  At the option of either ING, Distributor or Advisor, upon institution of formal disciplinary or investigative proceedings against any party to this Agreement or the Funds by FINRA, the Securities and Exchange Commission (“SEC”), or any other regulatory body;

            (d)  At the option of Distributor, if Distributor shall reasonably determine in good faith that shares of the Funds are not being offered in conformity with the terms of this Agreement by ING or any of its Subcontractors;

            (e)  At the option of ING, upon termination of the management agreement between the Fund and its investment adviser; written notice of such termination shall be promptly furnished to ING;

(f)  Upon the determination of ING Life to substitute for the Fund’s shares the shares of another investment company in accordance with the terms of the applicable Contracts.  ING Life will give 60 days’ written notice to the Fund, Distributor and Advisor of any decision to replace the Fund’s shares;

            (g)  Upon assignment (as that term is defined in the 1940 Act) of this Agreement by any party, unless made with the written consent of all other parties hereto; provided, however, that ING Financial, ING Life, ING Institutional and Distributor may assign, without consent of the other parties, their respective rights, duties and responsibilities under this Agreement to any of their affiliates or pursuant to a reorganization or change in control without prior written consent if such assignment would not constitute an assignment for purposes of the 1940 Act.  No assignment with or without consent shall constitute a novation or otherwise relieve any party of its obligations hereunder.  The consent of a party to any assignment of this Agreement does not constitute such party’s consent to further assignment.  This Agreement will be binding on the parties and their respective successors and permitted assigns.  Any assignment in contravention of this subsection will be void.  ING Financial may enter into subcontracts with other dealers ("Subcontractors") for the solicitation of sales of shares of the Funds without the consent of Distributor or Advisor, provided that (i) such other dealers are bound to terms substantially similar to those in this Agreement, where applicable, (ii) all trades will be placed directly by ING; and (iii) that ING Financial shall be responsible and liable for the acts and performance of such other dealers; or

            (h)  If the Fund’s shares are not registered, issued or sold in conformance with federal law or such law precludes the use of Fund shares as an investment vehicle for the Contracts or the Plans; provided, however, that prompt notice shall be given by any party should such situation occur.

9.         Continuation of Agreement.

            Termination as the result of any cause listed in Section 8 hereof shall not affect the Funds’ respective obligations to continue to maintain the Account as an investment option for

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Contracts then in force for which its shares serve or may serve as the underlying medium, or for Plans electing to invest in the Funds prior to the termination of this Agreement.  For avoidance of doubt, servicing fee will continue to be payable under the terms in Section 5 after the termination, for as long as Fund assets are held through the Contracts or through ING Life’s or ING Institutional’s arrangement with Plans and ING continues to provide the services contemplated by this Agreement.

10.       Advertising and Related Materials.

            (a)  Advertising and literature with respect to the Funds prepared by ING or the Nominee or its agents for use in marketing shares of the Funds to Contract owners or Plans (except any material that simply lists the Funds’ names) shall be submitted to Distributor or Advisor for review and approval before such material is used with the general public or any Contract owner, Plan, Plan Representative, or Participant, registered representative or sales agent.  Distributor or Advisor shall advise the submitting party in writing within ten Business Days of receipt of such materials of its approval or disapproval of such materials.  Notwithstanding the forgoing, for any marketing material that ING creates which reflects the Funds’ names, ING will provide a template to Distributor or Advisor for review and approval prior to its initial use pursuant to this Section 10. ING represents that the Subcontractors are not authorized to create advertising materials referring to the Funds.

            (b)  Distributor will provide to ING at least one complete copy of all Prospectuses, statements of additional information, annual and semiannual reports and proxy statements, other related documents, and all amendments or supplements to any of the above documents that relate to the Funds promptly after the filing of such document with the SEC or other regulatory authorities.  Distributor will also provide to ING an electronic copy of all Prospectuses, SAIs, annual and semiannual reports, and all amendments or supplements suitable for posting on ING’s websites at our discretion.

            (c) Distributor or Advisor will make available on its website quarterly portfolio information necessary to update Fund profiles within ten Business Days following the end of each quarter.

11.       Proxy Voting.

            ING or the Nominee will distribute to Contract owners, Plan Representatives or Participants all proxy materials furnished by Distributor or Advisor or its designees for the Funds.  ING and the Nominee shall not oppose or interfere with the solicitation of proxies for Fund shares held for such beneficial owners.

12.       Indemnification.

            (a)  ING agrees to indemnify and hold harmless the Funds, Distributor and Advisor and each of their Trustees, directors, officers, employees, agents and each person, if any, who controls the Funds or their investment adviser within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which the Funds, Distributor or Advisor or any such Trustee, director, officer, employee, agent, or controlling person may become subject, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) (i) arise out of, or are based upon, the provision of administrative services by ING under this Agreement, (ii) result

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from a breach of a material provision of this Agreement by ING, or (iii) arise out of, or are based upon, an inaccuracy or omission in any advertising or promotional material disseminated, or any representation or oral statement made, by ING or any persons or entities affiliated with ING (except for an inaccuracy or omission that is accurately derived from information created by Distributor or Advisor). ING will reimburse any legal or other expenses reasonably incurred by Distributor or Advisor or any such Trustee, director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that ING will not be liable for indemnification hereunder to the extent that any such loss, claim, damage, liability or action arises out of or is based upon the gross negligence or willful misconduct of Distributor or Advisor or any such Trustee, director, officer, employee, agent or any controlling person herein defined in performing their obligations under this Agreement.

            (b)  Distributor or Advisor agrees to indemnify and hold harmless each of ING Financial, ING Life and ING Institutional, the Nominee and each of their directors, officers, employees, agents and each person, if any, who controls ING Financial, ING Life, ING Institutional and the Nominee within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which ING Financial, ING Life, ING Institutional, the Nominee, or any such director, officer, employee, agent or controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement of any material fact contained in the registration statement, Prospectus or sales literature of the Funds or arise out of, or are based upon, the omission or the alleged omission to state a material fact that is necessary to make the statements therein not misleading or (ii) result from a breach of a material provision of this Agreement by Distributor or Advisor.  Distributor or Advisor will reimburse any legal or other expenses reasonably incurred by ING Financial, ING Life, ING Institutional, the Nominee, or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Distributor or Advisor will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of, or is based upon, the gross negligence or willful misconduct of ING Financial, ING Life, ING Institutional, the Nominee or their respective directors, officers, employees, agents, or any controlling person herein defined in the performance of their obligations under this Agreement.

            (c)  Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party otherwise than under this Section 12.  In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 12 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

            (d)  Each party shall use its best efforts to mitigate all costs and expenses. Additionally, the parties hereby acknowledge and agree that the obligation of indemnity or reimbursement, if

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any, shall be limited to actual damages, except as provided in Section 4(i). In no event shall either party be liable, in any manner whatsoever, for consequential, incidental, special or punitive damages.

This section shall survive after termination of this agreement.

13.       Representations and Warranties.

            (a) Representations of ING Life.  ING Life represents and warrants:

(i) that it (1) is a life insurance company organized under the laws of the State of Connecticut, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state insurance laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

(ii) that it is authorized under the Plans to (1) provide administrative services to the Plans, (2) facilitate transactions in the Fund through the Account, and (3) that its receipt of fees under this Agreement will not constitute a "prohibited transaction" as such term is defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986.

            (b) Representations of ING Institutional.  ING Institutional represents and warrants:

(i) that it (1) is a limited liability company organized under the laws of the State of Delaware, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

(ii) that it is authorized under the Plans to (1) provide administrative services to the Plans, (2) facilitate transactions in the Fund through the Account, and (3) that its receipt of fees under this Agreement will not constitute a "prohibited transaction" as such term is defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986.

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            (c) Representations of ING Financial.  ING Financial represents and warrants:

(i) that it (1) is a member in good standing of the FINRA, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement;

(ii)  that it (1) is a limited liability company duly organized under the laws of the State of Delaware , (2) is in good standing in that jurisdiction, (3) is in material

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compliance with all applicable federal, state and securities laws, (4) is duly registered and authorized to conduct business in every jurisdiction where such registration or authorization is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement;

(iii)  that it is authorized under the Plans to make available investments of Plan assets in the name of the Nominee of each Plan or in the name of ING Life in shares of investment companies or other investment vehicles specified by Plan Representatives or Participants;

(iv)  that it will not, without the written consent of Distributor or Advisor, make representations concerning shares of the Funds except those contained in the Prospectus and in the current printed sales literature approved by either the Fund or Distributor or Advisor; and

(v) that its receipt of fees under this Agreement will not constitute a "prohibited transaction" as such term is defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986.

            (d) Representations of Distributor.  Distributor represents and warrants:

(i) that the Funds (1) are duly organized under the laws of the various states, (2) are in good standing in such jurisdictions. (3) are in material compliance with all applicable federal, state and securities laws, and (4) are duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required;

(ii) that the shares of the Funds are registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the States and all applicable federal, state, and securities laws; that the Funds amend their registration statements under the 1933 Act and the 1940 Act from time to time as required or in order to effect the continuous offering of its shares; and that the Funds have registered and qualified its shares for sale in accordance with the laws of each jurisdiction where it is required to do so;

(iii) that the Funds are currently qualified as regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended, and will make every effort to maintain such qualification, and that Distributor will notify ING Financial, ING Life and ING Institutional immediately upon having a reasonable basis for believing that any of the Funds have ceased to so qualify or that any might not qualify in the future;

(iv) that Distributor (1) is a member in good standing of the FINRA, (2) is registered as a broker-dealer with the SEC, and (3) will continue to remain in good standing and be so registered during the term of this Agreement; and

(v) that Distributor (1) is a corporation duly organized under the laws of the State of Nebraska (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state, and securities laws, (4) is duly registered and authorized in every jurisdiction where such license or registration is required, and will maintain such

12

registration or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement

            (e) Representations of Advisor.  Advisor represents and warrants:

 (i) that Advisor (1) is an investment advisor registered with the SEC, and (2) will continue to be so registered during the term of this Agreement; and

(ii) that Advisor (1) is a corporation duly organized under the laws of the State of Ohio (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal, state, and securities laws, (4) is duly registered and authorized in every jurisdiction where such license or registration is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement

14.       Governing Law.

            This Agreement and all the rights and obligations of the parties shall be governed by and construed under the laws of the State of Connecticut to the extent such law is not superseded by federal law without giving effect to the principles of conflicts of laws and the provisions shall be continuous.

15.       Miscellaneous.

            (a)  Amendment and Waiver.  Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

            (b)  Anti-Money Laundering.  Each of the parties to this Agreement will establish and maintain programs, policies and procedures as required by federal, state or local law to detect and prevent money laundering.  Each party shall cooperate with the others to the extent required by law to facilitate implementation of each other’s anti-money laundering (AML) program, which may include annual AML compliance certifications, periodic AML due diligence reviews and/or other requests deemed necessary to ensure compliance with the AML regulations.

(c) Restrictions on “Excessive Trading.”  The Funds have adopted policies designed to prevent frequent purchases and redemptions of any Fund shares in quantities great enough to disrupt orderly management of the corresponding Fund’s investment portfolio.  ING Life and ING Institutional have adopted their own excessive trading policy, which is attached as Exhibit II (the “Policy”).  ING does not monitor trading in fund shares on behalf of, or in accordance with disclosed policies of, any fund groups; however, ING Life and ING Institutional monitor individual Participant and Contract owner trading in accordance with its Policy.  ING Life and ING Institutional will use their best efforts, and shall reasonably cooperate with the Distributor and the Funds, and will execute any instructions from the Distributor or Advisor or the Funds to restrict or prohibit further purchases or exchanges of Fund shares by an individual Participant or Contract owner who has been identified by the Distributor or Advisor or the Funds as having engaged in transactions in Fund shares that violate market timing policies established by the

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Funds.  The parties shall use their best efforts, and shall reasonably cooperate with each other to prevent future market timing and frequent trading.  Additionally, the parties entered into, or will enter into, a separate shareholder information agreement, incorporating the terms of the Policy.  ING Life and ING Institutional agree to provide to the Funds certain shareholder identity and transaction information upon the Fund’s request as provided by the shareholder information agreement executed by both parties.

            (d)  Notices.  All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To ING:

            ING

            One Orange Way, B3N

            Windsor, CT 06095-4774

            Attention:  Worksite Investment Products

To Distributor or Advisor:

      Touchstone Securities, Inc. or Touchstone Advisors, Inc.

      303 Broadway, Suite 1100
      Cincinnati, OH 45202

      Attn:   Julie Smith
      Phone: 513-362-8224; Fax 513-362-8315

      E-mail Address: salesoperations@touchstoneinvestments.com

Any notice, demand or other communication given in a manner prescribed in this Subsection (d) shall be deemed to have been delivered on receipt.

            (e)  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

            (f)  Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

            (g)  Severability.  In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

            (h)  Entire Agreement.  This Agreement including any Exhibits attached hereto and apart hereof, constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof, and supersedes all prior agreement and understandings relating to such subject matter, except the Shareholder Services Agreement between ING Institutional Plan

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Services, LLC (formerly CitiStreet LLC) and Touchstone Securities, Inc. and/or Touchstone Advisors, Inc. effective October 12, 2006.

            (i)  Redemption Fees.  The parties agree that transactions in the Funds by Plans or Plan Participants pursuant to the terms of this Agreement are not subject to any redemption fees that may otherwise be required by the Funds; provided however that upon Distributor's or Advisor’s written request, ING Life and ING Institutional will implement such redemptions fees in a time frame and manner mutually acceptable to all parties.

            IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first written above.

ING LIFE INSURANCE AND ANNUITY COMPANY

By /s/ Lisa S. Gilarde

Name: Lisa S. Gilarde

Title: Vice President

ING INSTITUTIONAL PLAN SERVICES, LLP

By Michelle Sheiowitz, Attorney in Fact

Name: Michelle Sheiowitz, Attorney in Fact

Title: Vice Presideny

ING FINANCIAL ADVISERS, LLC

By /s/ Michael Pise

Name: Michael Pise

Title: Vice President

TOUCHSTONE SECURITIES, INC.

By /s/ Steven Graziano

Name Steven Graziano

Title President

TOUCHSTONE ADVISORS, INC.

By /s/ Steven Graziano

Name Steven Graziano

Title President

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Schedule A

Servicing Fees and 12b-1 Fees

For services rendered by ING under the Agreement with respect to Plan assets invested in the following Funds, Distributor, Advisor and/or the Funds shall pay the following fees to ING

Fund	Share Class	Service Fee	12b-1/SHS Fee	Total Fee
All A Share Funds ()	A	bp	bp	bp
All Z Share Funds (equity)	Z	bp	bp	bp
All Y Share Funds (equity)	Y	bp	bp	bp
All Y Share Funds ( fixed income)	Y	bp	bp	bp
All Z Share Funds (fixed income)	Z	bp	bp	bp
All Institutional Share Funds	INST	bp	bp	bp

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EXHIBIT I

To

SELLING AND SERVICES AGREEMENT and FUND PARTICIPATION AGREEMENT

Procedures for Pricing and Order/Settlement Through National Securities Clearing Corporation’s Mutual Fund Profile System and Mutual Fund Settlement, Entry and Registration Verification System

1.  As provided in Section 4 of the Selling and Services Agreement and Fund Participation Agreement, the parties hereby agree to provide pricing information, execute orders and wire payments for purchases and redemptions of Fund shares through National Securities Clearing Corporation (“NSCC”) and its subsidiary systems as follows:

(a)  Distributor or the Funds will furnish to ING Financial or its affiliate through NSCC’s Mutual Fund Profile System (“MFPS”) as well as via e-mail to ING (1) the most current net asset value information for each Fund, (2) a schedule of anticipated dividend and distribution payment dates for each Fund, which is subject to change without prior notice, ordinary income and capital gain dividend rates on the Fund’s ex-date, and (3) in the case of fixed income funds that declare daily dividends, the daily accrual or the interest rate factor.  All such information shall be furnished to ING Financial or its affiliate by 6:30 p.m. Eastern Time but no later than 7:00 p.m. Eastern Time on each business day that the Fund is open for business (each a “Business Day”). In the event such information is not available by 7:00 p.m. Eastern Time, Distributor will communicate to ING the anticipated delivery time for pricing.  Changes in pricing information will be communicated to NSCC.

(b)  Upon receipt of Fund purchase, exchange and redemption instructions for acceptance as of the Close of Trading on each Business Day (“Instructions”), and upon its determination that there are good funds with respect to Instructions involving the purchase of Shares, ING Financial or its affiliate will calculate the net purchase or redemption order for each Fund.  Orders for net purchases or net redemptions derived from Instructions received by ING Financial or its affiliate prior to the Close of Trading on any given Business Day will be sent to the Defined Contribution Interface of NSCC’s Mutual Fund Settlement, Entry and Registration Verification System (“Fund/SERV”) by 5:00 a.m. Eastern Time on the next Business Day.  Subject to ING Financial’s or its affiliate’s compliance with the foregoing, ING Financial or its affiliate will be considered the agent of the Distributor and the Funds, and the Business Day on which Instructions are received by ING Financial or its affiliate in proper form prior to the Close of Trading will be the date as of which shares of the Funds are deemed purchased, exchanged or redeemed pursuant to such Instructions.  Instructions received in proper form by ING Financial or its affiliate after the Close of Trading on any given Business Day will be treated as if received on the next following Business Day.  Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with the Fund’s Prospectuses.

(c)  ING Financial or its affiliate will wire payment for net purchase orders by the Fund’s NSCC Firm Number, in immediately available funds, to an NSCC settling bank account designated by ING Financial or its affiliate no later than 5:00 p.m. Eastern Time on the same Business Day such purchase orders are communicated to NSCC.  For purchases of shares of daily dividend accrual funds, those shares will not begin to accrue dividends until the day the payment for those shares is received.

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d)   For net redemption orders by Fund, the Fund’s instruction will initiate NSCC to wire payment in immediately available funds to an NSCC settling bank account designated by ING Financial or its affiliate, by 5:00 p.m. Eastern Time on the Business Day such redemption orders are communicated to NSCC, except as provided in a Fund’s prospectus and Statement of Additional Information.

(e)  With respect to (c) above, if Distributor does not send a confirmation of ING Financial’s or its affiliate’s purchase or redemption order to NSCC by the applicable deadline to be included in that Business Day’s payment cycle, payment for such purchases or redemptions will be made the following Business Day.

(f)  If on any day ING Financial or its affiliate or Distributor is unable to meet the NSCC deadline for the transmission of purchase or redemption orders, it may at its option transmit such orders and make such payments for purchases and redemptions directly to Distributor or to ING Financial or its affiliate, as applicable, as is otherwise provided in Section 4 of the Agreement.

(g)  These procedures are subject to any additional terms in each Fund’s Prospectus and the requirements of applicable law.  The Funds reserve the right, at their discretion and without notice, to suspend the sale of shares or withdraw the sale of shares of any Fund.

2.  ING Financial or its affiliate, Distributor and clearing agents (if applicable) are each required to have entered into membership agreements with NSCC and met all requirements to participate in the MFPS and Fund/SERV systems before these procedures may be utilized.  Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and Fund/SERV system and the Networking Matrix Level utilized.

3.  Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated herein, the terms defined in the Agreement shall have the same meaning as in this Exhibit.

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EXHIBIT II

ING Excessive Trading Policy (the “Policy”) as of October 16, 2007

The ING family of companies (“ING”), as providers of multi-fund variable insurance and retirement products, has adopted this Excessive Trading Policy to respond to the demands of the various fund families which make their funds available through our variable insurance and retirement products to restrict excessive fund trading activity and to ensure compliance with Section 22c-2 of the Investment Company Act of 1940, as amended.  ING’s current definition of Excessive Trading and our policy with respect to such trading activity is outlined below.

1.      ING actively monitors fund transfer and reallocation activity within its variable insurance and retirement products to identify Excessive Trading.

ING currently defines Excessive Trading as:

a.       More than one purchase and sale of the same fund (including money market funds) within a 60 calendar day period (hereinafter, a purchase and sale of the same fund is referred to as a “round-trip”).  This means two or more round-trips involving the same fund within a 60 calendar day period would meet ING’s definition of Excessive Trading; or

b.      Six round-trips within a twelve month period.

The following transactions are excluded when determining whether trading activity is excessive:

a.       Purchases or sales of shares related to non-fund transfers (for example, new purchase payments, withdrawals and loans);

b.      Transfers associated with scheduled dollar cost averaging, scheduled rebalancing or scheduled asset allocation programs;

c.       Purchases and sales of fund shares in the amount of $5,000 or less;

d.      Purchases and sales of funds that affirmatively permit short-term trading in their fund shares, and movement between such funds and a money market fund; and

e.       Transactions initiated by a member of the ING family of insurance companies.

2.      If ING determines that an individual has made a purchase of a fund within 60 days of a prior round-trip involving the same fund, ING will send them a letter warning that another sale of that same fund within 60 days of the beginning of the prior round-trip will be deemed to be Excessive Trading and result in a six month suspension of their ability to initiate fund transfers or reallocations through the Internet, facsimile, Voice Response Unit  (VRU), telephone calls to the ING Customer Service Center, or other electronic trading medium that ING may make available from time to time (“Electronic Trading Privileges”).  Likewise, if ING determines that an individual has made five round-trips within a twelve month period, ING will send them a letter warning that another purchase and sale of that same fund within twelve months of the initial purchase in the first round-trip in the prior twelve month period will be deemed to be Excessive Trading and result in a six month suspension of their Electronic Trading Privileges. According to the needs of the various business units, a copy of the warning letters may also be sent, as applicable, to the person(s) or entity authorized to initiate fund transfers or reallocations, the agent/registered representative or investment adviser for that individual.  A copy of the warning letters and details of the individual’s trading activity may also be sent to the fund whose shares were involved in the trading activity.

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3.      If ING determines that an individual has used one or more of its products to engage in Excessive Trading, ING will send a second letter to the individual. This letter will state that the individual’s Electronic Trading Privileges have been suspended for a period of six months. Consequently, all fund transfers or reallocations, not just those which involve the fund whose shares were involved in the Excessive Trading activity, will then have to be initiated by providing written instructions to ING via regular U.S. mail. During the six month suspension period, electronic “inquiry only” privileges

will be permitted where and when possible.   A copy of the letter restricting future transfer and reallocation activity to regular U.S. mail and details of the individual’s trading activity may also be sent to the fund whose shares were involved in the Excessive Trading activity.

4.      Following the six month suspension period during which no additional Excessive Trading is identified, Electronic Trading Privileges may again be restored.  ING will continue to monitor the fund transfer and reallocation activity, and any future Excessive Trading will result in an indefinite suspension of the Electronic Trading Privileges.  Excessive Trading activity during the six month suspension period will also result in an indefinite suspension of the Electronic Trading Privileges.

5.      ING reserves the right to limit fund trading or reallocation privileges with respect to any individual, with or without prior notice, if ING determines that the individual’s trading activity is disruptive, regardless of whether the individual’s trading activity falls within the definition of Excessive Trading set forth above.  Also, ING’s failure to send or an individual’s failure to receive any warning letter or other notice contemplated under this Policy will not prevent ING from suspending that individual’s Electronic Trading Privileges or taking any other action provided for in this Policy.

6.      Each fund available through ING’s variable insurance and retirement products, either by prospectus or stated policy, has adopted or may adopt its own excessive/frequent trading policy. ING reserves the right, without prior notice, to implement restrictions and/or block future purchases of a fund by an individual who the fund has identified as violating its excessive/frequent trading policy.  All such restrictions and/or blocking of future fund purchases will be done in accordance with the directions ING receives from the fund.